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                                                              EXHIBIT 8.1


November 17, 2000





Excalibur Technologies
1921 Gallows Road, Suite 200
Vienna, Virginia  22182

Ladies and Gentlemen:

        This opinion is being delivered to you in connection with the Form S-4 Registration Statement and the Proxy Statement (the "Proxy/Prospectus") filed pursuant to the Agreement and Plan of Contribution and Merger dated as of April 30, 2000, as amended (the "Agreement") by and among Excalibur Technologies ("Excalibur"); Intel Corporation ("Intel"); Exca Holdings, Inc., now named Convera Corporation ("Convera"), a wholly-owned subsidiary of Excalibur; and Excalibur Transitory, Inc. ("Merger Sub"), a wholly owned subsidiary of Convera. Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All "section" references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        We have acted as tax counsel to Excalibur in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times (including without limitation the Effective Time) of, the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

        (a)    the Agreement;

        (b) those tax representation letters delivered to us by Excalibur and Convera (the "Tax Representation Letters");

        (c)    the Proxy/Prospectus; and

        (d) such other instruments and documents related to the formation, organization, and operation of Excalibur, Intel, Merger Sub, and Convera and related to the consummation of the Merger and the other transactions contemplated by the Agreement as we have deemed necessary or appropriate.

        In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

        (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents


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have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

        (b) All representations, warranties, and statements made or agreed to by Excalibur, Intel, Merger Sub, and Convera, their managements, employees, officers, and directors in connection with the Merger, including but not limited to, those set forth or described in the Agreement (including the exhibits thereto), the Proxy/Prospectus, and the Tax Representation Letters are true and accurate at all relevant times;

        (c) All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

        (d) The Merger will be reported by Excalibur, Intel, Merger Sub, and Convera on their respective federal income tax returns in a manner not inconsistent with the opinion set forth below;

        (e) Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification;

        (f) The Proxy/Prospectus, the Agreement, and the Tax Representation Letters reflect all the material facts relating to the Merger;

        (g) The Merger will qualify as a statutory merger under the laws of the State of Delaware; and

        (h) As to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

        Based on our examination of the foregoing items and subject to the limitations, qualifications, and assumptions set forth herein, we are of the opinion that:

        1. If the Merger is consummated in accordance with the Agreement, for United States federal income tax purposes: (a) the Merger will be a reorganization within the meaning of Section 368(a)(1) and (b) Excalibur, Merger Sub, and Convera will each be a party to that reorganization within the meaning of Section 368(b).

        2. The discussion entitled "Material Federal Income Tax Consequences" set forth in the Proxy/Prospectus, insofar as it relates to statements of law and legal conclusions expresses our opinion of the material federal income tax consequences of the Merger.

        This opinion is limited to the federal income tax consequences of the Merger and does not address the various state, local, or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of


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personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax in the year in which the Merger occurs, banks, tax-exempt organizations, non-United States persons, stockholders who exercise dissenter's rights, and stockholders who acquired their shares of Excalibur or Convera stock pursuant to the exercise of options or otherwise as compensation or who hold their Excalibur stock as part of a straddle or risk reduction transaction). To the extent that any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

        This opinion is not binding on the Internal Revenue Service or any court of law, administrative agency or other governmental body and represents only our judgment as to the likely outcome if the federal income tax consequences of the Merger were properly presented to a court of competent jurisdiction. Our conclusions are based on the Code, existing judicial decisions, administrative regulations, and published rulings as in effect on the date hereof. No assurance can be given that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of our conclusions. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

        We consent to the reference to our firm under the caption "Material Federal Income Tax Consequences" in the Proxy Statement included in the Proxy/Prospectus and to the reproduction and filing of this opinion as an exhibit to the Proxy/Prospectus. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,



                                    HELLER EHRMAN WHITE & MCAULLIFE LLP